[Letterhead]      Lockwood Greene
                  Planners/Engineers/Architects/Managers
------------------------------------------------------------------------------
                                             4201 Spring Valley Road, Suite 1500
                                                            Dallas, Texas  75244


July 26, 1996


Mr. Ken Young
CEO
Covol Technologies, Inc.
3280 North Frontage Road
Lehi, Utah  84043

Dear Ken:

Andy Kapusta and I enjoyed meeting with you and the Covol Team last Tuesday and we believe this is now a sound approach to proceed with the Utah Synfuel Plant No. 1 and install both extruders initially in Carbon County. We are all optimistic that Tax Code 29 will be extended - hopefully this will allow many additional opportunities in 1997 and 1998 for the coal synthetic agglomeration facilities.

The following documents our discussion with regard to Lockwood Greene's investment of its $600,000 fee associated with Contract LG01. The contract as currently executed provides for Covol to pay Lockwood Greene's $600,000 fee, plus cost of all engineering and construction personnel and all associated expenses.

Lockwood Greene (LG) is willing to use its $600,000 fee in accordance with the following distribution:

1.       LG's fixed fee for Utah Synfuel No. 1 and LG Contract
         LG01-due and payable in cash up front                        $100,000
2.       LG's equity investment in Alabama Synfuel No. 1               400,000
3.       LG's exclusive rights to provide EPCM services for both
         steel mill wastes agglomeration and metallics recovery
         projects and coal fines agglomeration projects                100,000
         Total LG01 Fee                                               $600,000


In addition, Lockwood Greene/CEC would be reimbursed for all man hours expended and expenses during the engineering, procurement, and construction phases of the project in accordance with Contract LG01. We would estimate these costs at approximately $300,000.

Mr. Ken Young
Covol Technologies, Inc.
July 27, 1996
Page 2


We would like to see additional details with regard to the equity investment in Utah's Synfuel No. 1. We want to insure that our equity investment will not expose Lockwood Greene to any other liabilities with regard to the operational/financial aspects of Utah Synfuel No. 1. We would want indemnification from Covol that we would be protected from any financial claims on the project from Covol and third parties.

If you are in agreement with the framework of this understanding and the attached Memorandum of Understanding between Covol Technologies and Lockwood Greene Engineers, we would request that you sign two copies of this letter and the attached Memorandum of Understanding and return one signed copy for our files. Once this document is signed, we will bill the $100,000 fixed fee associated with Contract LG01 and we would expect receipt of this payment within thirty days after invoicing.

Again, we appreciate the opportunity of working with Covol in the development of these coal agglomeration projects and we further look forward to developing the steel mill waste stream agglomeration and metallics recovery projects.

Very truly yours,

LOCKWOOD GREENE ENGINEERS, INC.



H. David Rosamond
Senior Vice President

HRD:bp

Attachment

ACCEPTED BY:

COVOL TECHNOLOGIES, INC.                 LOCKWOOD GREENE ENGINEERS, INC.

By: /s/ Mike Midgley                     By: /s/ H. David Rosamond

Title: President                         Title: Sr. Vice President

                           MEMORANDUM OF UNDERSTANDING
                                     BETWEEN
                            COVOL TECHNOLOGIES, INC.
                                       AND
                         LOCKWOOD GREENE ENGINEERS, INC.

     Covol Technologies, Inc. (Covol) is a leader in developing technologies for agglomeration of coal fines and various steel mill waste streams and recovery of marketable metallic and other marketable minerals/oxides. Covol has their principal office at:

                            Covol Technologies, Inc.
                            3280 North Frontage Road
                                Lehi, Utah 84043

     Lockwood Greene Engineers, Inc. (LG) has extensive planning, environmental permitting, engineering, procurement, and construction management experience in providing professional EPCM services for a wide range of mining and metals industry clients both domestically and internationally. LG has their principal offices at:

                         Lockwood Greene Engineers, Inc.
                       4201 Spring Valley Road, Suite 1500
                               Dallas, Texas 75244

     In view of a common interest developing coal agglomeration and metallic recovery and recycling facilities to recover metallic from various steel mill waste streams, Covol and LG have this day concluded this agreement for the propose of jointly pursuing, obtaining and executing coal agglomeration, metals recovery, and recycling facilities.

         1. Cooperation. Both firms agree that they will cooperate together in the development and exchange of information as well as in the promotion of their respective and mutual interests. Both firms agree that the pursuit of the aforementioned projects are on an exclusive basis. Both parties will promote projects in the interest of both firms and will communicate to each other on business opportunities that come to their knowledge.

         2. Job Prospects. Whenever one of the parties obtains or is offered a job assignment in the field of coal agglomeration or metallic recovery, it will disclose such a possible collaboration to the other party. In such case, it will be determined by discussion between the parties if such collaboration could be mutually advantageous. If, after the discussion, one of the parties has a strong compelling or contractual reason to work with a third party or desires not to further pursue such assignment, it will so advise the other party in writing, and after acceptance by the other party, will leave both parties free from any further obligations pursuant to this Memorandum of Understanding as it concerns such specific job assignment.

         3.       Future  Agreements.   When   a  prospect  is  deemed  mutually
advantageous for joint participation,  the form of participation, the particular


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



organization, financing, work share, project share, etc. will be the object of individual agreements to be entered into by the parties to this Memorandum of Understanding.

         4. Prohibitions. It is expressly understood that neither party to this Memorandum of Understanding shall have the right to represent the other party or to use in any way the name, characterization, or trademark of the other party. Neither party to this Memorandum of Understanding shall utilize or commit any of the money, property, or credit of the other party.

         5. Evaluation. The parties will meet together whenever required but in no event less than every six (6) months to evaluate the objectives and achievements of the parties' collaboration pursuant to this Memorandum of Understanding.

         6. Notice. Any notice required to be given herein shall be deemed to have been sufficiently given to either party for all purposes hereof if mailed by registered airmail, postage prepaid, addressed as follows:

Lockwood Greene Engineers, Inc.                   Covol Technologies, Inc.
Attn: H. David Rosamond                           Attn: Steven R. Brown
4201 Spring Valley Road, #1500                    3280 North Frontage
Dallas, Texas  75244                              Lehi, Utah  84043


         7. Force Majeure. Neither party shall be in default of the terms of this Memorandum of Understanding if such default is directly or indirectly caused by an act of force majeure.

         8. Exclusivity. LG will have a right of first refusal for engineering, procurement, and construction management services exclusively on all coal agglomeration, steel mill waste stream metallics agglomeration, and metal recovery projects provided that LG is acceptable to ultimate customer.

         9. Remuneration. In return for the exclusivity committed to LG in Paragraph 8, LG will reduce the $600,000 fixed fee by $100,000 for Contract LG01 for the first coal fines agglomeration facility.

         10. Recision and Mutual Release. In further consideration of this Memorandum of Understanding, the parties hereby cancel those certain twenty-one contracts (LG02-LG22) entered into between the parties on December 28, 1995 and December 29, 1995. The parties also release each other from any and all claims and liabilities against each other and arising from said contracts. (Contract LG01 remains in force.)

         11.  Terms  of  Memorandum  of   Understanding.   This   Memorandum  of
Understanding will remain in force for one (1) year from the date of this Memorandum of Understanding or until one of the parties gives written notice of its desire to discontinue it with at least thirty (30) days' notice. If this notice is given while jobs already taken in collaboration between the parties are still outstanding, each of the parties will continue its performance until


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

such work is properly accomplished. If none of the parties gives notice within the aforesaid one (1) year, this Memorandum of Understanding will automatically be renewed for another one (1) year and so on.

         12. Assignment. This Memorandum of Understanding shall not be assigned by either of the parties without the written consent of the other party.

         IN WITNESS WHEREOF, the parties hereto have entered into the Memorandum of Understanding effective as of the 28th day of August 1996.

LOCKWOOD GREENE ENGINEERS, INC.          COVOL TECHNOLOGIES, INC.

By: /s/ H. David Rosamond                By: /s/ Mike Midgley
    H. David Rosamond                        Mike Midgley

Title:______________________             Title: President

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